Exhibit 10.23
Performance Award AGREEMENT (cash)

THIS PERFORMANCE AWARDS AGREEMENT (this “Agreement”) is made as of January 6, 2021 (the “Grant Date”), between Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), and Harold Bevis (“Grantee”).
WHEREAS, the Grantee is an employee of the Company; and
WHEREAS, the Company’s Compensation Committee (the “Committee”) has awarded to the Grantee the right to receive a cash payment in an amount equal to percentage (ranging from 0% to 200%) of $450,000 (the “Cash Performance Award”), in accordance with the terms and conditions of this Agreement and the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”)).
NOW, THEREFORE, pursuant to this Agreement and the Plan, the Company, shall pay the Grantee the amount in settlement of the Cash Performance Award determined in accordance with and subject to the terms and conditions of this Agreement.
1.Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Plan.
2.Nontransferability. The Cash Performance Award may not be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a “Transfer”) by the Grantee, unless and until the Cash Performance Award is paid as provided in Section 4 hereof. Any purported encumbrance or disposition in violation of the provisions of this Section 2 shall be void AB INITIO, and the other party to any such purported transaction shall not obtain any rights to or interest in the Cash Performance Award.
3.Vesting and Forfeiture. Subject to acceleration of vesting pursuant to the terms of the Grantee’s employment agreement with the Company dated September 9, 2020 (the “Employment Agreement”), the Cash Performance Award is subject to both performance vesting conditions and service vesting conditions as follows. The Cash Performance Award will be subject to three performance periods (each a “Performance Period”). The first Performance Period will be from March 24, 2020 to March 23, 2021. The second Performance Period will be from March 24, 2020 to March 23, 2022. The third Performance Period will be from March 24, 2020 to March 23, 2023. The amount that may be paid to the Grantee in settlement of the Cash Performance Award (“Payment Amount”) for each Performance Period is the percentage (ranging from 0% to 200%) multiplied by one-third of the Cash Performance Award granted herein as determined in the table below based on the Company’s total shareholder return (“TSR”)

during the applicable Performance Period relative to the TSR of the Company’s peer group identified in Exhibit 1 over the applicable Performance Period. If any member of the peer group files for bankruptcy, such member shall be moved to the bottom of the peer group. Additionally, if any member of the peer group ceases to have publicly traded common stock prior to the end of the applicable Performance Period or if in the discretion of the Compensation Committee a member of the peer group should be removed as a member of the peer group due to a merger, consolidation, split-up, or spin-off prior to the end of the applicable Performance Period, the Compensation Committee shall add a new member to the peer group that is similar to the member that is removed in order to maintain a minimum of fifteen companies in the peer group during every Performance Period.

Company’s TSR Ranking Relative to Peer Group	Percentage of the Cash Performance Award
Top Quartile	200%
Second Quartile	100%
Third Quartile	50%
Bottom Quartile	0%
Thus, for avoidance of doubt, if the Company’s TSR ranking relative to its peer group during the applicable Performance Period is in the top quartile, the Payment Amount that may be paid to the Grantee (subject to satisfaction of the service vesting conditions) for that Performance Period will be $300,000.
The Grantee will vest in the Payment Amount for each Performance Period on March 23, 2021, March 23, 2022 and March 23, 2022, as applicable (each a “Vesting Date”), provided that the Grantee remain in continuous service as an employee or director of the Company through the applicable Vesting Date. Except as provided herein, if the Grantee ceases to be an employee or director of the Company prior to any Vesting Date, the remaining unvested Cash Performance Award shall be forfeited. Notwithstanding the foregoing, the Grantee will vest in the remaining unvested portion of the Cash Performance Award (determined assuming maximum performance (200%) for any Performance Period not yet completed) upon the Grantee’s termination of employment due to (i) the Grantee’s death, Disability, Retirement or resignation for Good Reason (each as defined in the Employment Agreement) or (ii) by the Company without Cause (as defined in the Employment Agreement).
4.Settlement. On or as soon as practicable after each Vesting Date but no later than the 15th day of the third month following the end of the year that includes the Vesting Date, the Company shall settle the Cash Performance Award granted herein by making a cash payment to the Grantee in an amount equal to Payment Amount earned for the applicable Performance Period.

116205312

5.Withholding Taxes. The Company shall be entitled to deduct from the cash payment in settlement of the Cash Performance Award any federal, state, local or foreign tax that the Company is required to withhold, including any employment taxes (collectively, the “Tax Withholding Obligation”).
6.Conformity with Plan. The Agreement and any payment made pursuant to this Agreement are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of this Agreement. By executing this Agreement, the Grantee acknowledges and agrees to be bound by all of the terms of this Agreement and the Plan.
7.Amendments. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Grantee.
8.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
9.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.
10.Notices. Any notice to the Company provided for herein shall be in writing to the attention of the Secretary of the Company at Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054, and any notice to the Grantee shall be addressed to the Grantee at his address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.
11.Governing Law. The laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof, shall govern the interpretation, performance and enforcement of this Agreement.
* * * * *

116205312

        IN WITNESS WHEREOF, this Agreement is effective as of the date set forth above.

COMMERCIAL VEHICLE GROUP, INC.

By:    /s/ Laura Macias
Name: Laura L. Macias
Title __Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ Harold Bevis

Grantee
EXHIBIT 1

Peer Group Members for any Performance Period between March 24, 2020 to March 23, 2023
Company		TSR
Commercial Vehicle Group	CVGI
Altra Industrial Motion Corp	AIMC
Modine Manufacturing	MOD
Spartan Motors Inc. (aka: The Shyf Group)	SHYF
ASTEC Industries Inc.	ASTE
LCI Industries Inc.	LCII
Freightcar America Inc.	RAIL
EnPro Industries	NPO
Dorman Products Inc.	DORM
Gentherm Inc.	THRM
Stoneridge Inc.	SRI
Columbus Mckinnon Corp.	CMCO
Standard Motor Products Inc.	SMP
L.B. Foster Company	FSTR
Federal Signal Corp.	FSS
Shiloh Industries Inc.	SHLO
American Railcar Industries Inc.	ARII	ACQUIRED
Supreme Industries	STS	ACQUIRED

    5
116205312